SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS Endorses Full Slate of venBio Nominees at Immunomedics

Recommends Immunomedics Stockholders Vote on the GOLD Proxy Card to Elect All Four Highly-Qualified venBio Nominees

Endorsement Follows Public Support for venBio Slate from Large Immunomedics Stockholder OrbiMed Advisors

venBio Believes Clear Support for Change Reinforces that IMMU Board Should NOT Take Any Strategic Actions or Enter into Any Partnerships Until Stockholders Have Their Say at Annual Meeting

NEW YORK (February 6, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Immunomedics stockholders vote on the GOLD proxy card to support all four of venBio’s nominees:

•	Peter Barton Hutt – Senior counsel with Covington & Burling, and teaches FDA law at Harvard.
•	Scott Canute – Former President of global manufacturing and corporate operations for leading biopharmaceutical organizations, including Eli Lilly and Genzyme.
•	Dr. Khalid Islam – Effectively managed Gentium as CEO during the late-stage development and approval of the Company’s late-stage asset, and acquisition by Jazz Pharmaceuticals.
•	Dr. Behzad Aghazadeh – Managing Partner and portfolio manager of the venBio Select Fund, focused on emerging-stage biotechnology companies, and IMMU’s largest stockholder.

To follow the ISS recommendation, Immunomedics stockholders “DO NOT VOTE” on the Company’s white proxy card.

In reaching its conclusion, ISS acknowledged the serious governance and strategic missteps demonstrated by the Immunomedics Board. ISS performed a detailed analysis of both sides’ positions and carefully considered, among other things, the Company’s total stockholder return, operating performance and financial performance, as well as the strong experience and qualifications of venBio’s nominees. ISS concluded that stockholders should vote on the GOLD proxy card, saying:

“As the dissident has made a compelling case that change is warranted at the board level and that its nominees have the expertise to appropriately assess the alternatives available, votes FOR dissident nominees Aghazadeh, Canute, Hutt, and Islam on the GOLD card are warranted.”1

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases have been added by venBio.

Discussing further the importance of having the right individuals assessing the options available to Immunomedics at this critical juncture, ISS added:

"If the board decides to develop IMMU-132 internally, the company will need directors with experience in manufacturing, partnerships, and the FDA approval process. In that sense, the board would benefit from the professional experience of nominees Canute, Hutt, and Islam...On the other hand, if the board's decision is to license IMMU-132 or to sell the company, shareholders would benefit from the investor perspective of Aghazadeh.”

ISS also criticized the Company’s corporate governance, stating:

“A board's main responsibility is to oversee management's strategy and its execution. Having a chairman who selects his wife as CEO creates significant conflicts of interest, especially since Goldenberg is also a C-level executive at the company.”

In reference to the new directors Immunomedics recently appointed, and other actions the Company took, in response to venBio’s campaign for change, ISS noted that:

“The problem with this picture is two fold. First, the fact that the board only moved to fix its governance problems after the dissident started its campaign suggests a reactive response, as opposed to a carefully considered refreshment. Second, considering the long history of execution missteps and conflicts of interest, Goldenberg and Sullivan's leadership of this refreshment process appears to undermine its sincerity. Many shareholders – including OrbiMed, one of the company's largest holders, which has publicly stated its support for the venBio slate – are rightfully skeptical of the current board's ability to objectively and independently assess the company's available options and to pursue a strategy that is in their best interest.”

ISS also highlighted the Company’s recent underperformance, stating:

"The lack of stock appreciation in a year in which IMMU-132 achieved above expectations phase 2 clinical trial results, combined with a strong inflection point after the dissident made its campaign public represent strong evidence against management.”

Dr. Behzad Aghazadeh, Managing Partner and portfolio manager at venBio, said, “This conclusion from ISS supports our contention that change is urgently needed at Immunomedics. ISS rarely endorses a full slate of nominees, but their decision to do so further underscores the extent to which Immunomedics needs fresh, independent and highly-qualified Board members to ensure the best path forward for the Company, its stockholders, and its dedicated employees. We are confident that our slate of nominees possesses an optimal mix of pharmaceutical development background, commercial manufacturing expertise and pharmaceutical deal making experience, which we ultimately believe is necessary for stabilizing the future of Immunomedics.

Aghazadeh continued, “ISS’s recommendation, alongside OrbiMed Advisors’ separate recent announcement that they will be voting for our nominees, makes it clear that there is broad support for change at Immunomedics. As a result, the Company should take heed of this clear message and should not enter into any major agreements or strategic decisions until stockholders have had their say. We believe any decision to take this type of action at this time would clearly be done with the selfish interests of management and the Board in mind, as opposed to what is in the best interests of stockholders. While we remain open to further discussions with the Company in an effort to reach a negotiated agreement that delivers meaningful change, we will continue to make our case to stockholders in advance of the Annual Meeting if that is the only path presented to us.”

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About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.